Exhibit 4.36
AGREEMENT
THIS AGREEMENT (this "Agreement") is dated as of August 29, 2017 by and between DRYSHIPS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Borrower"), and SIERRA INVESTMENTS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Lender").
W I T N E S S E T H:
WHEREAS, the Borrower and Lender have entered into that certain Revolving Facility Agreement, dated as of 23rd May 2017, pursuant to which the Lender has made available to the Borrower a loan facility of $200,0000,000 (the "Facility Agreement"); and
WHEREAS, the Borrower desires to repay $27,000,000 of the Loans in common equity of the Borrower and the Lender desires to accept such repayment.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower and the Lender hereby agree as follows:
1.	DEFINITIONS
Capitalized terms herein have the meanings specified in the Revolving Facility Agreement.
2.	ACKNOWLEDGEMENT OF REPAYMENT
Notwithstanding any provision in the Facility Agreement, including Section 3.07 thereof, the Lender hereby accepts 9,818,182 common shares in the Borrower as repayment for $27,000,000 of the Loans.  As of the Effective Date, the outstanding principal amount of the Loans referred in the Facility Agreement, being in an amount of $200,000,000, will be reduced by $27,000,000 to $173,000,000.
3.	CONDITION TO EFFECTIVENESS
This Agreement shall become effective only upon the satisfaction of each of the following conditions precedent (such satisfaction date being referred to herein as the "Effective Date"):
(a)          The Lender shall have received a counterpart signature page to this Agreement duly executed and delivered by an authorized officer or representative of the Borrower;
(b)          As of the Effective Date and immediately after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing; and
(c)          The Lender through its participation in a private placement in the Borrower's common shares shall have received 9,818,182 common shares in the Borrower.

4.	REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that, as of the Effective Date:
(a)          This Agreement has been duly authorized, executed and delivered by the Borrower, and constitutes a legal, valid and binding obligation of the Borrower in accordance with its terms.  The Facility Agreement and each other Facility Document constitutes a legal, valid and binding obligation of the Borrower in accordance with its terms;
(b)          immediately prior to and after giving effect to this Agreement, no Default or Event of Default shall exist; and
(c)          at the time of and immediately after giving effect to this Agreement, (i) all representations and warranties of the Borrower set forth in the Facility Documents shall be true and correct in all material respects on and as of the date of this Agreement before and after giving effect thereto (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct in all respects, and (ii) no Default shall have then occurred and be continuing.
5.	EXPENSES
In accordance with Section 10(a) of the Facility Agreement, the Borrower shall reimburse the Lender upon demand for all out-of-pocket expenses (including counsel's fees) incurred by the Lender in connection with this Agreement.
6.	MISCELLANEOUS
Section 6.01  Reference to and Effect on the Facility Agreement and the Other Facility Documents.
(a)          This Agreement shall constitute a Facility Document for purposes of the Facility Agreement and the other Facility Documents.  On and after the Effective Date, each reference in the Facility Agreement to "this Agreement", "herein", "hereunder", "hereto", "hereof' and words of similar import shall, unless the context otherwise requires, refer to the Facility Agreement as amended hereby, and each reference to the Facility Agreement in any other Facility Document shall be deemed to be a reference to the Facility Agreement as amended hereby; and
(b)          Except as specifically modified by this Agreement, the Facility Agreement and the other Facility Documents shall remain unchanged and shall remain in full force and effect and are hereby ratified and confirmed.

Section 6.02  Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
Section 6.03  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of England.
Section 6.04  Counterparts.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
Section 6.05  Successors and Assigns.  This Agreement shall be binding upon the Borrower and the Lender and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DRYSHIPS INC., as Borrower

By:	/s/ Dimitris Dreliozis
	Name:	Dimitris Dreliozis
	Title:	Vice President of Finance

SIERRA INVESTMENTS INC., as Lender

By:	/s/ Dr. Adriano Cefai
	Name:	Dr. Adriano Cefai
	Title:	Director of Mare Services Limited, Sole Director Mare Services Ltd. 5/1 Merchants Street Valletta, 1171